UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  January 5, 2017

SMART & FINAL STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

Effective January 5, 2017, the Board of Directors (the “Board”) of Smart & Final Stores, Inc. (the “Company”) elected Elaine Rubin to the Board as a Class II director, with her term expiring as of the annual meeting of the stockholders of the Company to be held in 2019.

There are no arrangements or understandings between Ms. Rubin and any other person pursuant to which she was elected to the Board, and there are no relationships between Ms. Rubin and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In accordance with the Company’s director compensation policy, Ms. Rubin will receive (1) a pro-rated annual cash retainer of $50,000 for her service as a director, (2) $1,500 for each board meeting attended and (3) a grant of restricted stock under the Company’s 2014 Stock Incentive Plan in an amount to be determined.

A copy of the Company’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Compensatory Arrangements

As previously disclosed, Martin J. Trtek retired from his position as President of Cash & Carry effective January 8, 2017, at which time he ceased to serve as an executive officer of the Company.  Following his retirement, Mr. Trtek will remain employed by Cash & Carry as an advisor.  In his new role, Mr. Trtek will assist in the transition of his responsibilities and provide advisory services through January 7, 2018.  Until his successor is appointed, Mr. Trtek’s responsibilities will be assumed by Cash & Carry’s senior management team.  During the advisory period, Mr. Trtek will receive a weekly salary of approximately $1,000 and will be eligible to participate in Cash & Carry’s non-executive benefit plans.

Item 9.01.             Financial Statements and Exhibits.

(d)                           Exhibits:

Exhibit Number	Description

99.1	Press Release, dated January 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: January 9, 2017

	By:	/s/ Leland P. Smith
	Name:	Leland P. Smith
	Title:	Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated January 9, 2017